Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

File No. 333-256463

August 16, 2022

FWP

NOTICE

ConvexityShares Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that ConvexityShares Trust has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, a copy of the prospectus for each Fund may be obtained at https://convexityshares.com/ or by calling (609) 987-7300.

ConvexityShares Animation Video Script

ConvexityShares paves a new path to volatility trading.

How? Simple.

Right now, we believe volatility investors lack the choice they deserve in the market.

ConvexityShares aims to change that, by expanding opportunities with innovative high-tech indexes -

and two ETFs, for those who seek to take advantage of changes in volatility in broad based equities, ConvexityShares SPIKES Futures 1x and 1.5x ETFs.

Our ETFs offer exposure to market volatility, with the ease of buying a stock, and seek to provide better risk management tools.

Empowering traders and sophisticated investors to capitalize on moves in volatility - (at lower expense ratios than volatility-based ETF peers).

Based on the SPIKES Volatility Index built on SPY, the world’s most actively traded ETF.

The volatility trading landscape? Changed.

ConvexityShares: The new path to volatility trading.

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The use of leverage presents significant risks not applicable to other types of funds and may be illiquid and/or highly volatile. Investments should only be considered by sophisticated investors who understand the consequences of seeking daily leveraged results and intends to actively monitor their investments.

Commodities and futures are generally volatile and present significant risks and may not suitable for all investors.